Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Biodesix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	62,202,399	$1.62	$100,767,886.38	0.00015310	$15,427.53	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts							15,427.53

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							15,427.53

(1)

The selling shareholders of Biodesix, Inc. (the “Registrant”) are registering 62,202,399 shares of common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on The NASDAQ Global Market on October 28, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).